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                                                                    EXHIBIT 99.1

THURSDAY JUNE 3, 7:30 PM EASTERN TIME

COMPANY PRESS RELEASE

UROQUEST MEDICAL CORPORATION ANNOUNCES
SALE TO CHEMFAB CORPORATION

MENLO PARK, Calif. -- (BW HealthWire) -- June 3, 1999 -- UroQuest(R)Medical Corporation (Nasdaq:UROQ -- news) today jointly announced with Chemfab Corporation (NYSE:CFA -- news), of Merrimack, N.H., that UroQuest and Chemfab have entered into a definitive agreement whereby Chemfab would acquire UroQuest in a cash merger.

     The merger agreement provides for the acquisition by Chemfab of all 12.5 million outstanding shares of UroQuest common stock at approximately $2.25 per share in cash and the settlement of all outstanding stock options at the same price per share less the option exercise price, representing an aggregate value of approximately $29 million and a 44% premium to the closing price for UroQuest common stock on June 3, 1999.

     The merger price is subject to adjustment based on a number of factors, including transaction costs and the cost of certain environmental matters, to be determined prior to closing of the merger. Financing for the transaction has been committed by Brown Brothers Harriman & Co., subject to customary conditions.

     UroQuest's Board of Directors has unanimously approved the merger agreement and has recommended that UroQuest stockholders approve and adopt the merger agreement. Stockholders holding approximately 48% of UroQuest's common stock have agreed to vote their shares in favor of the proposed merger and have granted to Chemfab an option to acquire their shares of common stock under certain circumstances.

     Completion of the merger is subject to customary conditions, including approval by UroQuest's stockholders and expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Act. The merger is expected to be completed during the third quarter of 1999.

     In connection with the merger, UroQuest plans to dispose of or close its urology operations and to close its Menlo Park corporate headquarters. The sale or closure of the urology operations and the closure of the corporate headquarters will take place prior to closing.

     UroQuest also announced that it has been notified by the U.S. Food and Drug Administration that its Male On-Command (MOC) Continence System for acute indications is not substantially equivalent to devices marketed in interstate commerce prior to May 28, 1976 and therefore 510(k) premarket clearance from the FDA has been denied. As part of a closure of its urology operations, UroQuest will terminate its other clinical trials and studies prior to completing the transaction.

     UroQuest Medical Corporation is a developer and manufacturer of medical devices for urology and airway management applications. The company's urology products are being developed to manage urinary voiding dysfunction. UroQuest's Bivona subsidiary, based in Gary, Ind., develops and manufactures proprietary silicone medical device products used to manage airway problems, and provides engineering design, development and manufacturing services for silicone products on an OEM basis for medical products companies.

     Vector Securities International, Inc. acted as exclusive financial advisors to UroQuest in the transaction, including rendering a fairness opinion to its Board of Directors.

     Chemfab Corporation is a world leader in the design, manufacture, fabrication and marketing of value added polymer-based products which deliver outstanding performance in severe service and highly specialized operating environments. Chemfab manufactures a broad range of reinforced and unreinforced products based on high performance polymer materials including fluoroplastics, fluoroelastomers, silicone elastomers and adhesives.
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     Chemfab's products include laminates, films, coated fabrics and tapes.
Chemfab also produces molded polymer products and fabricated finished articles from roll goods. Worldwide end use applications are in the food processing, biomedical, protective clothing, electronics, communications, aerospace, architectural and other industrial markets and applications.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested due to certain risks and uncertainties, including operational challenges and environmental risks. Additional information concerning certain other risks and uncertainties relating to Chemfab's and UroQuest's businesses and those of their customers that could cause actual results to differ materially from those projected or suggested, are contained in Chemfab's and UroQuest's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or the companies upon request. The forward-looking statements contained herein represent Chemfab's and UroQuest's judgment as of the date of this release, and the companies caution readers not to place undue reliance on such statements.

                                          Contact:

                                          UroQuest Medical Corporation
                                          Terry E. Spraker, Ph.D., 650/614-7721